BlackRock Funds (the "Registrant"):  BlackRock Multi-Asset Real
Return Fund (the "Fund")
77Q1(e):

Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to Sub-Item 77Q1(e) of Form
N-SAR, a copy of the Sub-Advisory Agreement between BlackRock
Advisors, LLC and BlackRock International Limited with respect to the Fund